     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 2002
                                                           REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                               EDISON SCHOOLS INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                     13-3915075
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
Incorporation or Organization)

                          521 FIFTH AVENUE, 11TH FLOOR
                               NEW YORK, NY 10175
                                 (212) 419-1600
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             H. CHRISTOPHER WHITTLE
                             CHIEF EXECUTIVE OFFICER
                               EDISON SCHOOLS INC.
                                521 FIFTH AVENUE
                              NEW YORK, N.Y. 10175
                                 (212) 419-1600

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               ------------------
                                   Copies to:
                           MARILYN SELBY OKOSHI, ESQ.
                              BRETT R. EAGLE, ESQ.
                              COUDERT BROTHERS LLP
                                 GRACE BUILDING
                           1114 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10036-7703
                                 (212) 626-4400


       Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| 333- _____________.

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| 333 -------------.

       If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                          CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                                      PROPOSED
                                                                      MAXIMUM
                                                                      OFFERING        PROPOSED           AMOUNT OF
       TITLE OF SHARES TO BE REGISTERED (1)        AMOUNT TO BE       PRICE PER    MAXIMUM AGGREGATE   REGISTRATION
                                                 REGISTERED(1)(2)     UNIT (3)     OFFERING PRICE (3)     FEE(3)
--------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value per share     10,710,973          $0.265        $2,838,408          $262
====================================================================================================================

     (1) This Registration Statement covers the resale by the Selling Security Holders of up to 10,710,973 shares of Class A Common Stock of the Company to be issued to the Selling Security Holders upon exercise of the warrants acquired by the Selling Security Holders in connection with the establishment of (i) a revolving credit facility provided to a subsidiary of the Company, and (ii) a credit facility provided to the Company, as described more fully in the "Selling Security Holders" section of the Prospectus included within this Registration Statement.

     (2) Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also registers such indeterminate number of additional shares as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

     (3) Estimated solely for the purposes of calculating the Registration Fee pursuant to Rule 457(c) of the Securities Act of 1933 and based upon the average of the high and low prices for the Company's Class A Common Stock as reported on the NASDAQ National Market on October 4, 2002.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.


================================================================================

         The information in this Prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.






                  SUBJECT TO COMPLETION, DATED OCTOBER 9, 2002

PROSPECTUS

                               EDISON SCHOOLS INC.

                    10,710,973 Shares of Class A Common Stock

         This Prospectus relates to the registration for resale of 10,710,973 shares of Class A Common Stock, $.01 par value per share ("Class A Common Stock"), of Edison Schools Inc., a Delaware corporation (the "Company").

         We will not receive any proceeds from the sale of the shares covered by this Prospectus.

         Our filing of the Registration Statement of which this Prospectus is a part is intended to satisfy our obligations to the selling security holders identified in this Prospectus (the "Selling Security Holders") to register for resale shares to be issued to them upon exercise of the warrants (the "Warrants") issued to them in connection with the establishment of (i) a revolving credit facility provided to a subsidiary of the Company, and (ii) a credit facility provided to the Company, as described more fully in the "Selling Security Holders" section of this Prospectus.

         Pursuant to this Prospectus, the Selling Security Holders, or their pledgees, donees, transferees or other successors-in-interest, may sell some or all of the shares being registered hereby through ordinary brokerage transactions, directly to market makers of the shares of Class A Common Stock, or through any of the other means described in the "Plan of Distribution" section of this Prospectus.

         We will pay all registration expenses, including without limitation all Securities and Exchange Commission and blue sky registration and filing fees, printing expenses, transfer agents' and registrars' fees, and the fees and disbursements of our outside counsel in connection with the preparation of the Registration Statement, as well as any underwriters' or brokers' fees or discounts relating to the shares registered hereby, and the fees and expenses of separate counsel to the Selling Security Holders.

         Each Selling Security Holder may be deemed to be an "Underwriter" as such term is defined in the Securities Act of 1933, as amended ("Securities Act"), and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under such Securities Act.

         Our Class A Common Stock is traded on the NASDAQ National Market under the symbol "EDSN". On October 4, 2002 the closing sale price of our Class A Common Stock on NASDAQ was $0.251 per share. You are urged to obtain current market quotations for the Class A Common Stock.

                          ----------------------------

         INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                           --------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ----------------------------

         The Company's logo is a trademark of the Company. Other trademarks or service marks appearing in this Prospectus are the property of their respective owners.
         Our principal executive offices are located at 521 Fifth Avenue, New York, New York, and our telephone number is (212) 419-1600.

                 The date of this Prospectus is October 9, 2002.

                              ABOUT THIS PROSPECTUS

         This Prospectus is part of a shelf Registration Statement. The Selling Security Holders may sell, from time to time, in one or more offerings, any of the securities described in this Prospectus. This Prospectus only provides you with a general description of the securities to be sold. You should read this Prospectus together with the additional information described under the heading "Where You Can Find More Information."

         You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Security Holders are offering to sell, and seeking offers to buy, shares of our Class A Common Stock only in jurisdictions where offers and sales are permitted and only after the Registration Statement, of which this Prospectus is a part, is declared effective by the Securities and Exchange Commission. You should assume that the information appearing in this Prospectus, as well as the information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the documents containing the information regardless of the time of delivery of this Prospectus or of any sale of the Class A Common Stock registered hereby.

                                       TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
PROSPECTUS SUMMARY                                                                           3

RISK FACTORS                                                                                 4

FORWARD -LOOKING STATEMENTS                                                                  17

USE OF PROCEEDS                                                                              18

SELLING SECURITY HOLDERS                                                                     19

PLAN OF DISTRIBUTION                                                                         20

EXPERTS                                                                                      21

LEGAL OPINIONS                                                                               21

WHERE YOU CAN FIND MORE INFORMATION                                                          21

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                                              22

                               PROSPECTUS SUMMARY

         This summary highlights important features of this offering and the information included or incorporated by reference in this Prospectus. This summary does not contain all of the information that you should consider before investing in our Class A Common Stock. You should read the entire Prospectus carefully, especially the risks of investing in our Class A Common Stock discussed under "Risk Factors" beginning on page 4.

                               EDISON SCHOOLS INC.

         Edison is the nation's largest private operator of public schools serving students from kindergarten through 12th grade. We contract with local school districts and public charter school boards to assume educational and operational responsibility for individual schools in return for per-pupil funding that is generally comparable to that spent on other public schools in the area. Over the course of three years of intensive research, Edison's team of leading educators and scholars developed an innovative, research-backed curriculum and school design. We opened our first four schools in August 1995, and have grown rapidly in every subsequent year. In the 2001-2002 school year, we served approximately 74,000 students in 133 schools located in 22 states across the country and the District of Columbia. This represents an increase of 17,000 students and one new state from the 2000-2001 school year. For the 2001-2002 school year, approximately 52,000 students were enrolled in our schools in grades pre-K-5, approximately 17,000 in grades 6-8 and approximately 5,000 in grades 9-12. In the 2002-2003 school year, we expect to enroll approximately 80,000 students in 150 schools located in 23 states and the District of Columbia. Additionally, during the summer of 2002, we served approximately 35,000 students in our summer school program. Our net revenue was $465.1 million in fiscal 2002.

         Edison's executive offices are located at 521 Fifth Avenue, 11th Floor, New York, New York 10175, our telephone number is (212) 419-1600 and our Internet address is www.edisonschools.com. The information on our Internet website is not incorporated by reference in this Prospectus. Unless the context otherwise requires, references in this Prospectus to "Edison," the "Company", "we," "us," and "our" refer to Edison Schools Inc. and its subsidiaries.

                                  THE OFFERING

Class A Common Stock offered by Selling Security Holders       10,710,973 shares

Use of proceeds                                                Edison will not receive any proceeds from the sale of
                                                               shares in this offering

NASDAQ National Market symbol                                  EDSN


                                  RISK FACTORS

         Investing in our Class A Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our Class A Common Stock. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our Class A Common Stock could fall, and you could lose all or part of the money you paid to buy our Class A Common Stock.

WE HAVE A HISTORY OF LOSSES AND MAY NOT ACHIEVE PROFITABILITY IN THE FUTURE

         We have incurred substantial net losses in every fiscal period since we began operations. For fiscal 2002, our net loss was $86.0 million. As of June 30, 2002, our accumulated deficit since November 1996, when we converted from a partnership to a corporation, was approximately $256.6 million. In addition, prior to November 1996, we incurred losses of approximately $61.8 million, which are reflected in our additional paid-in capital. We have not yet demonstrated that we can profitably manage public schools. In order to achieve profitability, we believe it will be necessary to improve gross site margin while maintaining educational quality and continuing to reduce central expenses as a percentage of net revenue. We have recently undertaken a "reengineering" process intended to increase our efficiency and help us attain profitability while improving client service. There can be no assurance, however, that we will be successful in meeting the objectives of the reengineering. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Failure to become and remain profitable may adversely affect the market price of our Class A Common Stock and our ability to raise additional capital and continue operations.

THE PRIVATE, FOR-PROFIT MANAGEMENT OF PUBLIC SCHOOLS REMAINS A RELATIVELY NEW AND UNCERTAIN INDUSTRY, AND IT MAY NOT BECOME PUBLICLY ACCEPTED

         Our future is highly dependent upon the development, acceptance and expansion of the market for private, for-profit management of public schools. This market has only recently developed and we are among the first companies to provide these services on a for-profit basis. We believe the first meaningful example of a school district contracting with a private company to provide core instructional services was in 1992, and we opened our first schools in August 1995. The development of this market has been accompanied by significant press coverage and public debate concerning for-profit management of public schools. If this business model fails to gain acceptance among the general public, educators, politicians and school boards, we may be unable to grow our business and the market price of our Class A Common Stock would be adversely affected.

THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO IMPROVE THE ACADEMIC ACHIEVEMENT OF THE STUDENTS ENROLLED IN OUR SCHOOLS, AND WE MAY FACE DIFFICULTIES IN DOING SO IN THE FUTURE

         We believe that our growth will be dependent upon our ability to demonstrate general improvements in academic performance at our schools. Our management agreements contain performance requirements related to test scores. To the extent average student performance at our schools increases, whether due to improvements in achievement over time by individual students in our schools or changes in the average performance levels of new students entering our schools, aggregate absolute improvements in student performance will be more difficult to achieve. If academic performance at our schools declines, is perceived to decline, or simply fails to improve, we could lose business and our reputation could be seriously damaged, which would impair our ability to gain new business or renew existing school management agreements.

WE COULD INCUR LOSSES AT OUR SCHOOLS IF WE ARE UNABLE TO ENROLL ENOUGH STUDENTS

         Since the amount of revenue we earn for operating each school primarily depends on the number of students enrolled, and because many facility and on-site administrative costs are fixed, achieving site-specific enrollment objectives is an important factor in our ability to achieve satisfactory financial performance at a school. We may be unable to recruit enough students to attend all grades in our new schools or maintain enrollment at all grades in our existing schools. We sometimes do not have enough students to fill some grades in some schools, particularly the higher grades. It is sometimes more difficult to enroll students in the higher grades because older students and their parents are reluctant to change schools. To the extent we are unable to meet or maintain our enrollment objectives at a school, the school will be less financially successful and our financial performance will be adversely affected.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN HIGHLY SKILLED PRINCIPALS AND TEACHERS IN THE NUMBERS REQUIRED TO GROW OUR BUSINESS

         Our success depends to a very high degree on our ability to attract and retain highly skilled and motivated school principals and teachers. Currently, there is a well-publicized nationwide shortage of teachers and other educators in the United States. In addition, we may find it difficult to attract and retain principals and teachers for a variety of reasons, including, but not limited to, the following:

     o we generally require our teachers to work a longer day and a longer year than most public schools;

     o we tend to have a larger proportion of our schools in challenging locations, such as low-income urban areas, which may make attracting principals and teachers more difficult; and

     o we believe we generally impose more accountability on principals and teachers than do public schools as a whole.

These factors may increase the challenge we face in an already difficult market for attracting principals and teachers. We have also experienced higher levels of turnover among teachers than is generally found in public schools nationally, which we attribute in part to these factors. If we fail to attract and retain highly skilled principals and teachers in sufficient numbers, we could experience client dissatisfaction and lost growth opportunities, which would adversely affect our business.

WE MUST OPEN A LARGE NUMBER OF NEW SCHOOLS IN A SHORT PERIOD OF TIME AT THE BEGINNING OF EACH SCHOOL YEAR AND, IF WE ENCOUNTER DIFFICULTIES IN THIS PROCESS, OUR BUSINESS AND REPUTATION COULD SUFFER

         It is the nature of our business that virtually all of the new schools we open in any year must be opened within a few weeks of each other at the beginning of the school year. Each new school must be substantially functional when students arrive on the first day of school. This is a difficult logistical and management challenge, and the period of concentrated activity preceding the opening of the school year places a significant strain on our management and operational functions. We expect this strain will increase if we are successful in securing larger numbers of school management agreements in the future. If we fail to successfully open schools by the required date, we could lose school management agreements, incur financial losses and our reputation as well as our ability to attract future clients would be damaged.

WE DEPEND UPON COOPERATIVE RELATIONSHIPS WITH TEACHERS' UNIONS, BOTH AT THE LOCAL AND NATIONAL LEVELS

         Union cooperation at the local level is often critical to us in obtaining new management agreements and renewing existing management agreements. In those school districts subject to collective bargaining, provisions of collective bargaining agreements must typically be modified in areas such as length of school day, length of school year, negotiated compensation policies and prescribed methods of evaluation in order to implement the Edison design at a contract school. We regularly encounter resistance from local teachers' unions during school board debates over whether to enter into a management agreement with us. In addition, local teachers' unions have occasionally, albeit ultimately unsuccessfully, initiated litigation challenging our management agreements. If we fail to achieve and maintain cooperative relationships with local teachers' unions, we could lose business and our ability to grow could suffer. In addition, at the national level, the American Federation of Teachers and the National Education Association have substantial financial and other resources that could be used to influence legislation, local teachers' unions and public opinion in a way that would hurt our business.

WE COULD BE LIABLE FOR EVENTS THAT OCCUR AT OUR SCHOOLS

         We could become liable for the actions of principals, teachers and other personnel in our schools. In the event of on-site accidents, injuries or other harm to students, we could face claims alleging that we were negligent, provided inadequate supervision or were otherwise liable for the injury. We could also face allegations that teachers or other personnel committed child abuse, sexual abuse or other criminal acts. In addition, if our students commit acts of violence, we could face allegations that we failed to provide adequate security or were otherwise responsible for their actions, particularly in light of recent highly publicized incidents of school violence. Although we maintain liability insurance, this insurance coverage may not be adequate to fully protect us from these kinds of claims. In addition, we may not be able to maintain our liability insurance in the future at reasonable prices or at all. A successful liability claim could injure our reputation and hurt our financial results. Even if unsuccessful, such a claim could cause unfavorable publicity, entail substantial expense and divert the time and attention of key management personnel, which could cause our financial results to suffer.

OUR MANAGEMENT AGREEMENTS WITH SCHOOL DISTRICTS AND CHARTER BOARDS ARE TERMINABLE UNDER SPECIFIED CIRCUMSTANCES AND GENERALLY EXPIRE AFTER A TERM OF FIVE YEARS

         Our management agreements generally have a term of five years. We cannot be assured that any management agreements will be renewed at the end of their terms. In addition, some of our management agreements may be terminated by the school district or charter board at will, with or without good reason, and all of our management agreements may be terminated for cause, including in some cases for failure to meet specified educational standards, such as academic performance based on standardized test scores. As a result of payment disputes or changes within a school district, such as changes in the political climate, we do from time to time face pressure to permit a school district or charter board to terminate our management agreement even if they do not have a legal right to do so. We may also seek the early termination of, or not seek to renew, a limited number of management agreements in any year. If a significant number of management contracts are not renewed or are terminated, it could have a material adverse effect on our financial condition and results of operations.

OUR LARGEST MANAGEMENT AGREEMENT TO DATE IS TERMINABLE "AT WILL" BY THE CLIENT AND UNDER OTHER SPECIFIED CIRCUMSTANCES

         On August 1, 2002, the company signed an agreement to manage 26 schools in Philadelphia. It is our largest cluster of schools to date. This agreement has been and continues to be the subject of substantial attention in education and business circles as well as in the local and national press. The contract is subject to termination at will by the school district. The contract is also subject to termination if we fail to meet our obligations, including meeting specified student achievement targets. If the contract is terminated, or if we fail to successfully deliver the program, raise student achievement or manage the program's costs, our financial results, operations and reputation may be adversely affected.

OUR MANAGEMENT AGREEMENTS INVOLVE FINANCIAL RISK

         Under the majority of our management agreements, we agree to operate a school in return for per-pupil funding that generally does not vary with our actual costs. To the extent our actual costs under a management agreement exceed our budgeted costs, or our actual revenue is less than planned because we are unable to enroll as many students as we anticipated or for any other reason, we could lose money at that school. In addition, from time to time we have disagreements with our clients as to the actual amount of, or the method of calculating, the revenue owed to us under the terms of the management agreements, resulting in lower revenue than planned. We are generally obligated by our management agreements to continue operating a school for the duration of the contract even if it becomes unprofitable to do so.

WE HAVE LIMITED EXPERIENCE OPERATING FOUR-YEAR HIGH SCHOOLS

         An element of our strategy is to increase our business with existing customers by opening new schools in school districts with whom we have an existing relationship. An important aspect of this strategy is to open Edison high schools in districts in which we operate elementary and middle schools. Because we have limited experience operating high schools, our complete high school curriculum, school design and operating plan are not fully tested. In addition, school districts typically spend more per pupil on high school education than on elementary education. By contrast, some of our management agreements provide that we recognize for each student, regardless of grade level, the average per-pupil funding spent by the school district for all grade levels. For this reason, in these schools we recognize less funding per high school student than is spent by the school district for each of its high school students. In these situations, our success depends upon our ability to deliver our high school design based on the same per-pupil spending as in our elementary schools. If we are unable to successfully and profitably operate high schools, our ability to pursue our growth strategy will be impaired, which could adversely affect the market price of our Class A Common Stock.

OUR LENGTHY SALES CYCLE AND UNCERTAINTIES INHERENT IN THE PROCESS THROUGH WHICH WE DEVELOP NEW BUSINESS COULD DELAY NEW BUSINESS AND AFFECT OUR RATE OF GROWTH

         The time between initial contact with a potential contract or charter client and the ultimate opening of a school, and related recognition of revenue, typically ranges between 9 and 27 months. Our sales cycle for contract schools is generally lengthy due to the approval process at the local school board level, the political sensitivity of converting a public school to private management and the need, in some circumstances, for cooperation from local unions. We also have a lengthy sales cycle for charter schools for similar reasons, as well as the need to arrange for facilities to house the school. In addition, we are increasingly presented with potential opportunities to take over the management of several schools in a single district or area at the same time, which likewise have a lengthy sales cycle. The outcome of these opportunities can have a meaningful effect on our rate of growth. As a result of our lengthy sales cycle, we have only a limited ability to forecast the timing of new management agreements. Any delay in completing, or failure to complete, management agreements could hurt our financial performance. Press speculation concerning the outcome of these processes may adversely affect our stock price from time to time.

WE COULD LOSE MONEY IF WE UNDERESTIMATE THE REAL ESTATE COSTS ASSOCIATED WITH ACQUIRING OR RENOVATING A CHARTER SCHOOL

         If we incur unexpected real estate cost overruns in acquiring or renovating a charter school, we could lose money in operating the school. Our decision to enter into a management agreement for a charter school and our estimate of the financial performance of the charter school, are based, in part, on the estimated facility financing cost associated with renovating an existing facility or building a new facility to house the charter school. This cost varies widely from minimal amounts for minor upgrades to larger amounts for new construction, which typically range from $4.0 million to $10.0 million, per facility. If these expenses exceed our estimates for the charter school, the charter school could lose money and our financial results would be adversely affected.

WE HAVE ADVANCED AND LOANED MONEY TO CHARTER SCHOOL BOARDS THAT MAY NOT BE
REPAID

         As of June 30, 2002, we have outstanding loans or advances to charter boards of $80.0 million, net of allowances, to finance the purchase or renovation of school facilities we manage. Approximately $19.8 million of these loans, representing 16 schools, are uncollateralized or subordinated to a senior lender. In addition, with respect to the loans that are collateralized, if we were required to foreclose on the collateral securing those loans, we might not be able to liquidate the collateral for proceeds sufficient to cover the loan amount. If any of these advances or loans are not repaid when due, our financial results could be adversely affected.

         Some of our charter schools recently obtained tax-exempt financing to repay these loans and advances, but there can be no assurance that our other charter schools will be able to obtain such tax-exempt financing. While we are currently exploring a variety of other financing structures to assist charter schools in repaying these loans and advances, there can be no assurance that we will be able to implement any of these financing structures.

WE COULD BECOME LIABLE FOR FINANCIAL OBLIGATIONS OF CHARTER BOARDS

         We could have facility financing obligations for charter schools we no longer operate, because the terms of our facility financing obligations for some of our charter schools exceed the terms of the related management agreements for those schools. For nine of our charter schools, we have entered into long-term leases for the school facilities which exceed the current terms of the related management agreements by as much as 15 years. If our management agreements were to be terminated or not renewed in these charter schools, our obligations to make lease payments would continue, which could adversely affect our financial results. For example, as of December 2001, we terminated a management agreement covering three schools for which we continue to have a long-term lease obligation in connection with the school's facilities. Although we have signed a lease with the school covering the 2002-2003 school year, we have no assurance that the lease will be renewed or that we will be able to find other tenants to lease the facility.

         As of June 30, 2002, our aggregate future lease obligations totaled $49.6 million, with varying maturities over the next 20 years. In nine of our charter schools, we have provided some type of permanent credit support for the school building, typically in the form of loan guarantees or cash advances. As of June 30, 2002 the amount of loans we had guaranteed totaled $20.9 million. Although the term of these arrangements is coterminous with the term of the corresponding management agreement, our guarantee does not expire until the loan is repaid in full. The lenders under these facilities are not committed to release us from our obligations unless replacement credit support is provided. The default by any charter school under a credit facility that we have guaranteed could result in a claim against us for the full amount of the borrowings. Furthermore, in the event any charter board becomes insolvent or has its charter revoked, our loans and advances to the charter board may not be recoverable, which could adversely affect our financial results. In addition, we have generally indemnified our charter school and contract school partners from any liability or damages occurring or allegedly occurring or arising out of any environmental conditions at the school site, if such conditions were caused or created by substances brought on the site by Edison.

OUR FINANCIAL RESULTS ARE SUBJECT TO SEASONAL PATTERNS AND OTHER FLUCTUATIONS FROM QUARTER TO QUARTER

         We expect our results of operations to experience seasonal patterns and other fluctuations from quarter to quarter. The factors that could contribute to fluctuations, which could have the effect of masking or exaggerating trends in our business and which could hurt the market price of our Class A Common Stock, include:

     o Since new schools are opened in the first fiscal quarter of each year, increases in student enrollment and related revenue and expenses will first be reflected in that quarter. Subsequent to the first quarter, student enrollment is expected to remain relatively stable throughout a school year, and, accordingly, trends in our business, whether favorable or unfavorable, will tend not to be reflected in our quarterly financial results, but will be evident primarily in year-to-year comparisons.

     o We recognize revenue for each managed school pro rata over the 11 months from August through June, typically the period over which we perform our services and, except for revenue related to our summer school programs, we recognize no school revenue in July. Most of our site costs are also recognized over the 11 months from August through June. For this reason, the first quarter of our fiscal year has historically reflected less revenue and lower expenses than the other three quarters, and we expect this pattern to continue.

     o Our recognition of site-related expenses in the first fiscal quarter is proportionally greater than the revenue recognition because some site expenses are incurred in July and no revenue is recorded in July, with the exception of revenue related to our summer school programs. This results in lower gross site margin in the first fiscal quarter than in the remaining fiscal quarters. We also recognize pre-opening costs primarily in the first and fourth fiscal quarters.

     o We recognize revenue from our summer school programs during the first and fourth fiscal quarters. To the extent our summer school program becomes a more significant part of our business, this could significantly alter seasonal patterns.

          Our financial results can vary among the quarters within any fiscal year for other reasons, including unexpected enrollment changes, greater than expected costs of opening schools or delays in opening new schools.

WE EXPECT OUR MARKET TO BECOME MORE COMPETITIVE

         We expect the market for providing private, for-profit management of public schools will become increasingly competitive. Currently, we compete with a relatively small number of companies which provide these services, and they have to date primarily focused on the operation of charter schools. Some of these companies have begun to compete with us for contract schools. In addition, a variety of other types of companies and entities could enter the market, including colleges and universities and other private companies that operate higher education or professional education schools. Our existing competitors and new market entrants could have financial, marketing and other resources significantly greater than ours. We also compete for public school funding with existing public schools, which may elect not to enter into management agreements with private managers or which may pursue alternative reform initiatives, such as magnet schools and inter-district choice programs. In addition, in jurisdictions where voucher programs have been authorized, we will begin to compete with existing private schools for public tuition funds. Voucher programs provide for the issuance by local or other governmental bodies of tuition vouchers to parents worth a certain amount of money that they can redeem at any approved school of their choice, including private schools. If we are unable to compete successfully against any of these existing or potential competitors, our revenues could be reduced, resulting in increased losses.

FAILURE TO RAISE NECESSARY ADDITIONAL CAPITAL COULD RESTRICT OUR GROWTH AND HINDER OUR ABILITY TO COMPETE

         We have had negative cash flow in every fiscal period since we began operations. We have regularly needed to raise funds in order to operate our business and fund our growth, including the construction and renovation of charter school facilities, and may need to raise additional funds in the future. We cannot be certain that we will be able to obtain necessary additional financing on favorable terms, if at all, or that our charter clients will be able to repay our loans and advances to them. If we issue additional equity or convertible debt securities, stockholders may experience dilution or the new equity or convertible debt securities may have rights, preferences or privileges senior to those of existing holders of Class A Common Stock. If we cannot raise funds on acceptable terms, if and when needed, or if our charter clients are unable to repay our loans and advances to them, or if we are required to repay any loans that we have guaranteed, we may not be able to take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

THE COMPANY AND A WHOLLY-OWNED SPECIAL PURPOSE SUBSIDIARY OF THE COMPANY HAVE EACH ESTABLISHED A CREDIT FACILITY TO FACILITATE THE OPERATIONS AND GROWTH OF THE BUSINESS THAT INCLUDES OBLIGATIONS TO REPAY THE FACILITY TOGETHER WITH CERTAIN RELATED COSTS AND CHARGES, AND TO GRANT A SECURITY INTEREST IN CERTAIN ASSETS OF THE COMPANY

          In November 2001, a wholly-owned special purpose company, Edison Receivables Company LLC ("Edison Receivables"), entered into a $35 million revolving credit facility ("ERC Facility") with Merrill Lynch Mortgage Capital Inc. ("Merrill Lynch"). The financing provides for certain receivables of the Company to be sold or contributed to Edison Receivables, which in turn can draw on the credit line to fund the purchases. On July 31, 2002 the credit facility was increased to $55 million and School Services LLC ("School Services"), a company managed by Leeds Weld & Co., was added as an additional lender and Merrill Lynch also became agent of the lenders. The line of credit was subsequently extended to July 15, 2003. Interest may be determined on a Eurodollar or prime rate basis at the option of Edison Receivables and is subject to financial covenants and restrictions. Edison Receivables has agreed to pay a commitment fee of .50% per annum on the unused portion of the commitment. Receivables sold or contributed to Edison Receivables are not available to the general creditors of the Company and the lenders under the ERC Facility must be paid in full before any value will accrue to the Company as the sole member of Edison Receivables. Edison Receivables agreed to pay certain fees and costs related to the increase of the ERC Facility, aggregating approximately $3.2 million. In addition, the Company has established a $20 million credit facility with School Services ("ESI Facility" and together with the ERC Facility, the "Credit Facilities") secured by real property owned by the Company and certain subsidiaries, notes payable from charter schools and all other assets of the Company. The ESI Facility matures on June 30, 2004 but has significant pre-payment obligations tied to refinancings of notes receivable from Charter Schools. There is no assurance that the Company will be able to refinance such notes receivable as expected. The ESI Facility will be reduced by the amount of certain fees and costs which the Company has agreed to pay School Services and its affiliates, aggregating approximately $2.8 million. Additionally, we agreed to pay a fee of $1.6 million at loan maturity or the earlier prepayment of the term loan component of the facility.

THE TERMS OF OUR CREDIT AGREEMENTS IMPOSE SIGNIFICANT RESTRICTIONS ON OUR
BUSINESS

         Under the agreements governing the ERC Facility and the ESI Facility, we are required to comply with certain financial covenants, including maintaining specified financial ratios. Our ability to meet future financial ratios and comply with other covenants can be affected by events beyond our control, such as general economic conditions. Our failure to comply with such covenants would prevent us from borrowing additional amounts under our credit facilities and could result in a default under those facilities, which could cause the indebtedness outstanding under the facilities to become immediately due and payable. If we are unable to meet our debt obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

WE HAVE ISSUED WARRANTS FOR THE PURCHASE OF CLASS A COMMON STOCK TO THE SELLING SECURITY HOLDERS IN CONNECTION WITH THE CREDIT FACILITIES MADE AVAILABLE BY THEM THAT, IF EXERCISED, WILL DILUTE THE CURRENT EQUITY HOLDERS OF THE COMPANY AND COULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICE FOR THE SHARES OF CLASS A COMMON STOCK

         Warrants issued in connection with the establishment of the Credit Facilities are for the purchase of up to 10,710,973 shares of Class A Common Stock in the aggregate at $1.00 per share. The shares to be issued in connection with the Warrants equal 16.6% of the total outstanding shares of common stock of the Company, including the shares issuable upon exercise of the Warrants but prior to any resale of such shares by the Selling Security Holders. The issuance of such shares will dilute the current stockholders of the Company and could have an adverse effect on the market price for the shares of Class A Common Stock. In addition, the shares issuable upon exercise of the Warrants are being registered pursuant to the Registration Statement of which this Prospectus is a part and, upon the Registration Statement becoming effective, any sales of such shares may have a further adverse effect on the market price for the shares of Class A Common Stock.

WE MAY NOT BE ABLE TO RECOVER THE PROPERTY VALUE ASSOCIATED WITH OUR TERMINATION OF THE EDISON CORPORATE HEADQUARTERS PROJECT

      We previously purchased property in New York, New York for the purchase price of $10 million, and entered into an agreement with the Museum of African Art to develop the property for a mixed use project consisting of our new corporate headquarters, a charter school and a facility to house the Museum. We recently terminated our plans to develop this property and construct new corporate headquarters. Accordingly, we may choose to sell the property to the Museum or another third party. While we hope to be able to sell the property at a price equal to or greater than our purchase price, we have no guarantee that we will be able to do so, and may choose to sell the property at a loss.

WE RELY ON GOVERNMENT FUNDS FOR SPECIFIC EDUCATION PROGRAMS, AND OUR BUSINESS COULD SUFFER IF WE FAIL TO COMPLY WITH RULES CONCERNING THE RECEIPT AND USE OF THE FUNDS

         We benefit from funds from federal and state programs to be used for specific educational purposes. Funding from the federal government under Title I of the Elementary and Secondary Education Act, which provides federal funds for children from low-income families, accounted for approximately 4% of our gross student funding for fiscal 2002. During the same period, we estimate that funding from other federal and state programs accounted for approximately an additional 10% of our gross student funding. A number of factors relating to these government programs could lead to adverse effects on our business and financial results:

     o These programs have strict requirements as to eligible students and allowable activities. If we or our school district and charter board clients fail to comply with the regulations governing the programs, we or our clients could be required to repay the funds or be determined ineligible to receive these funds.

     o If the income demographics of a district's population were to change over the life of our management agreement for a school in the district, resulting in a decrease in Title I funding for the school, we would recognize less revenue for operating the school.

     o Funding from federal and state education programs is allocated through formulas. If federal or state legislatures or, in some case, agencies were to change the formulas, we could receive less funding.

     o Federal, state and local education programs are subject to annual appropriations of funds. Federal or state legislatures or local officials could drastically reduce the funding amount of appropriation for any program, thus decreasing the amount of funding available to us.

     o The company's Edison Extra summer school program, which served approximately 35,000 students in Missouri during the summer of 2002, is funded through state summer school funds. If the Missouri state government fails to maintain current funding levels for summer school programs, Edison Extra revenue would be adversely affected.

     o Most federal education funds are administered through state and local education agencies, which allot funds to school boards and charter boards. These state and local education agencies are subject to extensive government regulation concerning their eligibility for federal funds. If these agencies were declared ineligible to receive federal education funds, the receipt of federal education funds by our school board or charter board clients could be delayed, which could in turn delay our payment from our school board and charter board clients.

     o The federal No Child Left Behind Act of 2001, which includes the Title I program referenced above, contains a range of new accountability measures for public schools. Schools that fail to make adequate yearly progress (AYP) toward meeting state standards may lose some of their student enrollment due to school choice provisions, may be required to allocate a portion of their Title I funding toward the provision of supplemental services to some students, and may be subject to state takeover or other forms of district or state intervention. If schools run by the company fail to make AYP, these new requirements could adversely affect the company's revenue and/or reputation.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION BECAUSE WE BENEFIT FROM FEDERAL FUNDS, AND OUR FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD RESULT IN THE REDUCTION OR LOSS OF FEDERAL EDUCATION FUNDS

         Since we benefit from federal funds, we must also comply with a variety of federal laws and regulations not directly related to any federal education program, such as federal civil rights laws and laws relating to lobbying. Our failure to comply with these federal laws and regulations could result in the reduction or loss of federal education funds. In addition, our management agreements are potentially covered by federal procurement rules and regulations because our school district and charter board clients pay us, in part, with funds received from federal programs. Federal procurement rules and regulations generally require competitive bidding, awarding contracts based on lowest cost and similar requirements. If a court or federal agency determined that a management agreement was covered by federal procurement rules and regulations and was awarded without compliance with those rules and regulations, then the management agreement could be voided and we could be required to repay any federal funds we received under the management agreement.

FAILURE OF OUR CHARTER BOARD CLIENTS TO OBTAIN FEDERAL TAX-EXEMPT STATUS COULD JEOPARDIZE THE SCHOOL'S CHARTER AND RESTRICT OUR ABILITY TO FINANCE THE SCHOOL

         Many of our charter school clients apply for federal tax-exempt status. One state in which we currently operate seven charter schools and hope to open additional charter schools in the future, and one other state, require charter schools to secure federal tax-exempt status. One of our charter school clients in the first state received notice from the Internal Revenue Service of an appealable denial of its application for federal tax-exempt status. While this charter school client was ultimately successful in obtaining tax-exempt status, there can be no assurance that other charter schools will not experience difficulty in obtaining such status. Any failure to receive or delay in receiving federal tax-exempt status by a charter school in this state could jeopardize the school's charter and its ability to repay amounts owed to us. The failure to receive federal tax-exempt status by a charter school in any state could also, among other things, inhibit that charter school's ability to solicit charitable contributions or participate in tax-exempt financing.

WE EARN ALL OF OUR REVENUE FROM PUBLIC SOURCES AND ANY REDUCTION IN GENERAL FUNDING LEVELS FOR EDUCATION COULD HURT OUR BUSINESS

         All of our revenue is derived from public sources. If general levels of funding for public education were to decline, the field of school districts in which we could profitably operate schools would likewise diminish, and our ability to grow by adding new schools would suffer. In addition, our management agreements generally provide that we bear the risk of lower levels of per-pupil funding, which would be directly reflected in lower revenue to us, even if our costs do not decline accordingly, thus adversely affecting our financial results.

RESTRICTIONS ON GOVERNMENT FUNDING OF FOR-PROFIT SCHOOL MANAGEMENT COMPANIES COULD HURT OUR BUSINESS

         Any restriction on the use of federal or state government educational funds by for-profit companies could hurt our business and our ability to grow. From time to time, a variety of proposals have been introduced in state legislatures to restrict or prohibit the management of public schools by private, for profit entities like us. For example, a recently-passed bill in California prohibits the state department of education from contracting with a private, for-profit education manager to manage public schools for which the state assumes control pursuant to a new state educational reform measure. Additionally, Idaho's charter school law may, subject to interpretation, restrict our ability to manage schools in that state. To the extent states or the federal government were to adopt legislation prohibiting for-profit entities from operating public schools, the market for our services would decline and our business results would suffer.

THE OPERATION OF OUR CHARTER SCHOOLS DEPENDS ON THE MAINTENANCE OF THE UNDERLYING CHARTER GRANT

         Our charter schools operate under a charter that is typically granted by a state authority to a third party charter holder, such as a community group or established non-profit organization. Our management agreement in turn is with the charter holder. If the state charter authority were to revoke the charter, which could occur based on actions of the charter holder outside of our control, we would lose the right to operate that school. In addition, many state charter school statutes require periodic reauthorization. Charter schools accounted for 33% of our gross student funding in fiscal 2001 or approximately $171.0 million. If state charter school legislation were not reauthorized or were substantially altered in a meaningful number of states, our business and growth strategy would suffer and we could incur additional losses.

OUR STOCK PRICE HAS BEEN VOLATILE AND WE EXPECT IT TO CONTINUE TO BE VOLATILE IN THE FUTURE

         The market price of our Class A Common Stock has fluctuated significantly in response to the risks discussed above, as well as other factors, some of which are beyond our control. These other factors include:

     o    variations in our quarterly operating results;

     o changes in securities analysts' estimates of our financial performance;

     o    changes in the public perception of our schools' academic performance;

     o    termination or non-renewal of existing management agreements;

     o    changes in market valuations of similar companies;

     o    speculation in the press or investment community;

     o    actions by institutional shareholders;

     o    pending and potential litigation;

     o    future sales of our Class A Common Stock or other securities; and

     o    general stock market volatility.

         Since our Class A Common Stock has been publicly traded, its market price has fluctuated over a wide range and we expect it to continue to do so in the future.

WE HAVE BEEN NAMED IN SEVERAL SHAREHOLDER CLASS ACTION AND SHAREHOLDERS DERIVATIVE LAWSUITS

          As discussed in Item 3 of our Form 10-K/A, filed on October 2, 2002, we have been named in several putative class actions lawsuits filed in the Southern District of New York, and a few shareholder derivative actions, also filed in New York. We intend to vigorously defend these lawsuits. However, there can be no assurance that the Company will be successful, and an adverse resolution of the lawsuits could have a material adverse effect on our financial position and results of operations in the period in which the lawsuits are resolved. We are not presently able to reasonably estimate potential losses, if any, related to the lawsuits. Lawsuits may cause defaults under our material agreements, prevent us from obtaining additional funds under our existing line of credit or obtain additional financing, and such litigation could result in substantial costs and divert management's attention and resources.

WE MAY FACE ADDITIONAL SECURITIES LITIGATION OR OTHER LITIGATION

         In addition to the securities class action litigation currently being brought against us as more fully described in Item 3 of our Form 10-K/A, filed on October 2, 2002, we may also in the future be the target of similar litigation. Additional securities litigation could result in substantial costs and divert management's attention and resources. We may also face other types of litigation. For example, the Company and a private pension fund were unable to close a proposed financing transaction and the Company chose instead to do a transaction with School Services. The Company could face litigation in connection with that decision. While we intend to vigorously defend against any such lawsuit, there can be no assurance that the Company will be successful, and an adverse resolution of any lawsuit could have a material adverse effect on our financial position, shareholder equity, and results of operations in the period in which the lawsuits are resolved.

WE MUST COMPLY WITH THE TERMS OF A SETTLEMENT AGREEMENT ENTERED INTO BY THE COMPANY AND THE SECURITIES AND EXCHANGE COMMISSION

         On May 14, 2002, the Company entered into a settlement agreement with the Securities and Exchange Commission, pursuant to which the Company agreed to enhance disclosure of its revenue recognition practices, by adopting a statement of operations presentation that includes a line item for "Gross Student Funding," as well as full disclosure of all expenses paid by Edison and all expenses paid by the local districts, and its internal accounting system by creating an Internal Audit Department. The Company intends to fully comply with the terms and conditions of the settlement agreement. However, if we fail to comply with the settlement agreement, or are perceived by the Securities and Exchange Commission to have failed to comply, we may face additional scrutiny from the Securities and Exchange Commission, which could have a material adverse effect on our financial condition and results of operations.

WE MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET, WHICH COULD RESULT IN A LIMITED PUBLIC MARKET FOR OUR CLASS A COMMON STOCK

         On August 27, 2002, we received notice from Nasdaq that the price of our Class A Common Stock had closed below the minimum $1.00 per share for 30 consecutive trading days as required for continued listing under Nasdaq's marketplace rules. The notification letter stated that we had 90 days, or until November 25, 2002, to regain compliance with the rule, i.e., for our securities to close above $1.00 for ten (10) consecutive trading days. In and of itself, the notification letter does not result in delisting; under Nasdaq's rules, on receipt of a staff determination letter (which the Company has not received), an issuer may file and argue for an extension or exception to Nasdaq's listing requirements, and the Association may grant such extensions or exceptions where it deems appropriate. Delisting from the Nasdaq market could adversely affect the liquidity and price of our Class A Common Stock and could have a long-term impact on our ability to raise future capital.

         Additionally, Nasdaq's listing requirements provide that companies must have an audit committee composed of at least three independent directors. On the advice of their legal advisors, three of our directors who are affiliates of School Services resigned from the board of directors prior to the time that we and School Services entered into material negotiations regarding the Credit and Security Agreement between the Company and School Services. Two of these directors were members of the audit committee. As a result, we currently do not have an audit committee, although we are actively seeking qualified candidates to serve on our audit committee. Delisting from the Nasdaq National Market could adversely affect the liquidity and price of our Class A Common Stock and it could have a long-term impact on our ability to raise future capital.


ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BYLAWS COULD PREVENT OR DELAY A CHANGE IN CONTROL

         Provisions of Delaware law, our charter and our bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Class A Common Stock, and could have the effect of delaying, deferring or preventing a change in control of us. These provisions include:

     o    the high-vote nature of the class B common stock;

     o restrictions on removal of directors, which may only be effected for cause and only by a vote of the holders of 80% of the class of common stock that elected the director;

     o Section 203 of the General Corporation Law of Delaware which could have the effect of delaying transactions with interested stockholders;

     o    a prohibition of stockholder action by written consent; and

     o procedural and notice requirements for calling and bringing action before stockholder meetings.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This Prospectus and the documents it incorporates by reference may contain "forward-looking" statements as described in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"). These forward-looking statements usually include words like "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would," and similar expressions, although not all forward-looking statements include these words. Specifically, this Prospectus and the documents we incorporate by reference contain forward-looking statements regarding, among other matters:

     o growth opportunities for private, for-profit management of public schools; and

     o    compliance with extensive government regulations.

         These forward-looking statements describe our expectation for the future, and we are specifically cautioning investors that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors which may cause materially different actual future results, performance or achievement. Such factors also include, without limitation:

     o    enrollment and success of students;

     o    attracting and retaining highly skilled principals and teachers;

     o cooperative relationships with teachers' unions at the local and national levels;

     o    liability for events that may occur at our schools;

     o    repayment of money we advanced and loaned to charter schools;

     o    liability for financial obligations of charter boards;

     o our ability to sustain general funding levels and to raise additional capital;

     o our ability to comply with rules concerning the receipt and use of government funds as well as other government regulation; and

     o the ability of our charter board clients to obtain federal tax-exempt status.

         You should not place undue reliance on our forward-looking statements. Some of these expectations may not be met in important ways for a variety of reasons. We have included important factors in the cautionary statements included or incorporated in this Prospectus, particularly under the heading "Risk Factors" that we believe could cause actual results or events to differ materially from the forward-looking statements that we make, and you should review them before you make any investment decision. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We are not required to update any forward-looking statements we make and we do not assume any obligation to make any updates.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the Selling Security Holders.

         We will pay any underwriting discounts and commissions and expenses incurred by the Selling Security Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Security Holders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this Prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                            SELLING SECURITY HOLDERS

         All of the shares of Class A Common Stock offered for sale under this Prospectus by the Selling Security Holders are issuable to the Selling Security Holders upon exercise of the Warrants acquired by the Selling Security Holders in connection with the establishment of (i) a revolving credit facility provided to Edison Receivables, a special purpose, wholly-owned subsidiary of the Company, by Merrill Lynch, and School Services pursuant to an Amended and Restated Credit and Security Agreement, dated as of July 31, 2002 among Edison Receivables, Merrill Lynch and School Services, and (ii) a credit facility provided to the Company by School Services pursuant to a Credit and Security Agreement, dated as of July 31, 2002 among the Company, School Services, 110th and 5th Associates, LLC and Bayard Rustin Charter School, LLC.

         Assuming the full exercise of the Warrants by the Selling Security Holders, the shares of Class A Common Stock being sold under this Prospectus would as of the date of this Prospectus represent approximately 16.6% percent of our outstanding common stock. Since the Selling Security Holders may sell all or some portion of the shares to be sold under this Prospectus beneficially owned by them, we cannot estimate the number of shares of Class A Common Stock that will be beneficially owned by the Selling Security Holders after this offering.

         The table below sets forth certain information about the Selling Security Holders as of the date of this Prospectus. This table indicates the number of shares of Class A Common Stock that would be owned by the Selling Security Holders upon exercise in full of the Warrants for 10,710,973 shares of Class A Common Stock in the aggregate and prior to any resale of any such shares by the Selling Security Holders. The ownership percentage of each Selling Security Holder is calculated on a basis that includes the shares issuable upon exercise of the Warrants. Receipt by the Selling Security Holders of such shares is subject to exercise of the Warrants and payment to the Company of the exercise price in accordance with the provisions set forth in the Warrants.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table, have or shall have upon issuance of such shares sole voting and investment power with respect to their shares of Class A Common Stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                                  Shares of Class A
                                                     Common Stock
                                                  Beneficially Owned
                                                  Prior to Offering


                                                                                    Number of Shares of Class A Common
        Name of Selling Stockholder            Number         Percentage                  Stock Being Offered
        ---------------------------          -----------     ------------                 -------------------

Merrill Lynch Mortgage Capital Inc.(1)        2,152,959          3.3%                          2,152,959
School Services LLC(2)                        8,558,014         13.3%                          8,558,014

------------------
(1) Reference is made to the risk factor concerning the ERC Facility beginning on page 11 of this Prospectus for the relationship this Selling Security Holder has had with the Registrant within the past three years. An affiliate of this Selling Security Holder has also provided investment banking services to the Registrant in the normal course.

(2) Reference is made to the risk factors concerning the ERC Facility beginning on page 11 and concerning delisting from NASDAQ beginning on page 16 of this Prospectus for the relationship this Selling Security Holder has had with the Registrant within the past three years.

                              PLAN OF DISTRIBUTION
         The shares covered by this Prospectus may be offered and sold from time to time by the Selling Security Holders. The Selling Security Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Security Holders may sell their shares by one or more of, or a combination of, the following methods:

     o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

     o    in privately negotiated transactions; and

     o    in options transactions.

         In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under such Rule 144 rather than pursuant to this Prospectus.

         To the extent required, this Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Class A Common Stock in the course of hedging the positions they assume with Selling Security Holders. The Selling Security Holders may also sell the Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Security Holders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

         In effecting sales, broker-dealers or agents engaged by the Selling Security Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Security Holders in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this Prospectus, the Selling Security Holders and any broker-dealers who execute sales for the Selling Security Holders may be deemed to be

"underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Security Holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the Selling Security Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Security Holders and their affiliates. In addition, we will make copies of this Prospectus available to the Selling Security Holders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The Selling Security Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a Prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         We have agreed to indemnify the Selling Security Holders against certain liabilities, including certain liabilities under the Securities Act.

         We have agreed with the Selling Security Holders that we are not obligated to maintain the effectiveness of any shelf registration if all Warrant shares covered by such registration may be disposed of without registration pursuant to Rule 144 under the Securities Act during a three-month period or if Form S-3 is not available for such shelf registration.

                                     EXPERTS

         Our consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended June 30, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

         The validity of the shares offered by this Prospectus has been passed upon by Coudert Brothers LLP, New York, New York.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the Securities and Exchange Commission.

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operation of the public reference room. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission internet site at http://www.sec.gov.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the Securities and Exchange Commission that are not included in this Prospectus. The information incorporated by reference is considered part of this Prospectus. We incorporate by reference the documents listed below:

     o    Our Annual Report on Form 10-K for the year ended June 30, 2002;

     o    Our Annual Report on Form 10-K/A for the year ended June 30, 2002;
          and

     o The description of our Class A Common Stock contained in our registration statement on Form 8-A dated October 26, 1999.

         The Annual Report on Form 10-K/A was filed for the sole purpose of correcting certain typographical and formatting errors in our Annual Report on Form 10-K for the year ended June 30, 2002 and filling in data that was inadvertantly omitted in Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, under the heading "Management
Agreements: Renewals and Terminations." Therefore, we direct the reader to the Annual Report on Form 10-K/A.

         We also incorporate by reference additional documents that may be subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         You may request a copy of these filings, at no cost, by writing or telephoning:

                  Edison Schools Inc.
                  Attn:  David A. Graff
                  521 Fifth Avenue, 11th Floor
                  New York, New York  10175
                  Telephone: (212) 419-1600

         You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of our securities in any state where the offer or solicitation is not authorized. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this document.

         The statements that we make in this Prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to the copy of that document, which is filed as an exhibit to our Registration Statement on Form S-3. You can obtain copies of these documents from the Securities and Exchange Commission or from us, as described above.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Edison (except any underwriting discounts and commissions and expenses incurred by the Selling Security Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Security Holders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission filing fee.

Filing Fee - Securities and Exchange Commission....................        $262
Legal fees and expenses............................................     $18,000
Accounting fees and expenses.......................................      $3,500
Printing expenses..................................................      $2,250
Miscellaneous expenses.............................................        $988

Total expenses ....................................................     $25,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's Sixth Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

         Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL including for an unlawful payment of dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, a vote of stockholders or otherwise. The

Restated Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the Registrant's Second Amended and Restated By-Laws, provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Reference is made to the Registrant's Sixth Amended and Restated Certificate of Incorporation and Second Amended and Restated By-Laws incorporated by reference as Exhibits 4.1 and 4.2 hereto, respectively.

ITEM 16.  EXHIBITS

EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
         4.1            Sixth Amended and Restated Certificate of Incorporation of the Registrant,
                        incorporated herein by reference to the Registrant's Registration Statement on
                        Form S-1 (Commission File No. 333-39516)
         4.2            Second Amended and Restated By-laws of the Registrant, incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (Commission File
                        No.  333-39516)
         5.1            Opinion of Coudert Brothers LLP
        23.1            Consent of PricewaterhouseCoopers LLP
        23.2            Consent of Coudert Brothers LLP (included in Exhibit 5.1)
        24              Powers of Attorney (included on page 28)

ITEM 17. UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any Prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the Prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 9, 2002.

                                          EDISON SCHOOLS INC.



                                          By: /s/ H. Christopher Whittle
                                             ---------------------------
                                             H. Christopher Whittle
                                             Chief Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

         We, the undersigned officers and directors of Edison Schools Inc., hereby severally constitute and appoint H. Christopher Whittle, Laura Eshbaugh, David Graff, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Edison Schools Inc., to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.
         Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                   TITLE                             DATE

/s/ H. Christopher Whittle                                                              October 7, 2002
--------------------------
H. Christopher Whittle                   Chief Executive Officer and Director
                                         (Principal Executive Officer)

/s/ Benno C. Schmidt, Jr.                                                               October 7, 2002
-------------------------
Benno C. Schmidt, Jr.                    Chairman of the Board of Directors


/s/ Christopher D. Cerf                  President, Chief Operating Officer and         October 7, 2002
-----------------------
Christopher D. Cerf                      Director

/s/ Charles J. Delaney                   Vice Chairman and Director                     October 7, 2002
----------------------
Charles J. Delaney

/s/ Christopher J. Scarlata              Chief  Financial  Officer  and  Executive      October 7, 2002
---------------------------
Christopher J. Scarlata                  Vice President  (Principal  Financial and
                                         Accounting Officer)

/s/ Reverend Floyd H. Flake              Director                                       October 7, 2002
---------------------------
Reverend Floyd H. Flake

/s/ Joan Ganz Cooney                     Director                                       October 7, 2002
--------------------
Joan Ganz Cooney

/s/ Timothy P. Shriver                   Director                                       October 7, 2002
----------------------
Timothy P. Shriver

                                  EXHIBIT INDEX


EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
         4.1            Sixth Amended and Restated Certificate of Incorporation of the Registrant,
                        incorporated herein by reference to the Registrant's Registration Statement on
                        Form S-1 (Commission File No. 333-39516)
         4.2            Second Amended and Restated By-laws of the Registrant, incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (Commission File
                        No.  333-39516)
         5.1            Opinion of Coudert Brothers LLP
         23.1           Consent of PricewaterhouseCoopers LLP
         23.2           Consent of Coudert Brothers LLP (included in Exhibit 5.1)
          24            Powers of Attorney (included on page 28)